Exhibit 99.2

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Vice President and Treasurer
irelations@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P.’S GENERAL PARTNER NAMES NEW CHAIRMAN AND LEAD INDEPENDENT DIRECTOR

HOUSTON, July 3, 2014 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today announced that the Board of Directors of Buckeye GP LLC has appointed Clark C. Smith to succeed Forrest E. Wylie as Chairman of the Board, effective August 5, 2014.  Mr. Smith, who has been Buckeye’s President and Chief Executive Officer since February 2012, replaces Forrest E. Wylie, who is resigning after serving as Chairman for the past seven years.  Mr. Wylie also served as Buckeye’s Chief Executive Officer from June 2007 until February 2012.  “We have benefited under Forrest’s leadership and thank him for his contributions to Buckeye’s success over the past seven years,” said Mr. Smith.  The company also announced that Frank S. Sowinski, a long-standing member of the Buckeye GP Board and Chair of the Board’s Nominating and Corporate Governance Committee, has been appointed as Lead Independent Director, effective August 5, 2014.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels.  In addition to its pipelines and inland terminals, Buckeye owns an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products, and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.  More information concerning Buckeye can be found at www.buckeye.com.